UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2026

LUDWIG ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-41881 (Commission File Number)	30-0781353 (IRS Employer Identification No.)

3160 NW 1 Avenue, Pompano Beach, Florida 33064

(Address of principal executive offices) (Zip Code)

(786) 235-9026

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01.   Changes in Control of Registrant.

On October 25, 2026, in transactions to which the Company was not a party, The Thomas E. Terwilliger Revocable Trust (the “Trust”) and Vasaio Capital, Inc. (“Vasaio” and, together with the Trust, the “Selling Holders”) each entered into a stock purchase agreement (together, the “Stock Purchase Agreements”) with FOXO Technologies Inc. (“FOXO”) to sell an aggregate of 5,000,000 shares of the Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of Ludwig Enterprises, Inc. (the “Company”), and each granted FOXO an irrevocable proxy to vote its shares (together, the “Proxies”). As reported by FOXO, the Proxies terminate upon the earlier of the closing of the applicable Stock Purchase Agreement or 120 days following its execution. The Company’s Board of Directors (the “Board”) was informed of these transactions on October 27, 2026.

The information in this report regarding the terms of the Stock Purchase Agreements and the Proxies is based on FOXO’s Current Report on Form 8-K and Schedule 13D, each filed with the Securities and Exchange Commission on October 29, 2026, and has not been independently verified by the Company.

Each share of Preferred Stock is entitled to 100 votes and votes together with the Company’s common stock as a single class. Based on 167,166,897 shares of common stock and 7,000,000 shares of Preferred Stock outstanding as of October 28, 2026, the shares subject to the Proxies represent approximately 57.7% of the Company’s total voting power. FOXO’s Schedule 13D reports beneficial ownership of approximately 74.9% of the Company’s common stock, a figure calculated on an as-converted basis that does not include the other outstanding shares of Preferred Stock and therefore differs from the percentage of total voting power stated above. As a result of the Proxies, a change in control of the Company occurred on October 25, 2026, with control passing from the Selling Holders to FOXO. The Selling Holders remain the record owners of the shares unless and until the closing under the Stock Purchase Agreements.

As reported by FOXO, the consideration payable under the Stock Purchase Agreements consists of an aggregate of 2,250,000 shares of a newly designated series of FOXO preferred stock, with an aggregate stated value of $2,250,000, and the source of the consideration is FOXO’s own equity securities. Closing is subject to conditions described in FOXO’s Current Report, and there can be no assurance that it will occur. If the Stock Purchase Agreements terminate or the Proxies expire before closing, FOXO’s power to vote the shares will end and voting control will revert to the Selling Holders.

To the Company’s knowledge, other than the Stock Purchase Agreements and the Proxies, there are no arrangements or understandings between the Selling Holders and FOXO, or their associates, with respect to the election of directors or other matters. Other than the Stock Purchase Agreements, the closing of which would transfer ownership of the shares to FOXO, the Company is not aware of any arrangements the operation of which may at a subsequent date result in a change in control of the Company.

Neither the Company nor the Board is a party to the Stock Purchase Agreements or the Proxies, participated in their negotiation, or approved or recommended the transactions they contemplate. The Board is evaluating these transactions and their implications for the Company and its stockholders, and it continues to explore the strategic alternatives available to the Company. There can be no assurance that this process will result in any transaction or other outcome, and the Company does not intend to disclose further developments unless and until it determines that disclosure is appropriate or required.

Forward-Looking Statements

Statements in this report regarding the completion of the transactions described above, their effect on the Company, and the Board’s exploration of strategic alternatives are forward-looking statements. They are based in part on information provided by third parties, are subject to risks and uncertainties, including whether the conditions to closing are satisfied and whether any strategic alternative is pursued or completed, and are not guarantees of future events. The Company undertakes no obligation to update them except as required by law.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUDWIG ENTERPRISES, INC.
Date: November 2, 2026	By: /s/ Jose Antonio Reyes
Name: Jose Antonio Reyes
Title: Interim Chief Executive Officer